Exhibit 3.1C

RESTATED

CERTIFICATE OF INCORPORATION

OF

CVS HEALTH CORPORATION

CVS Health Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is “CVS Health Corporation” and the name under which the Corporation was originally formed is “CVS Corporation.” The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 22, 1996.

2. This Restated Certificate of Incorporation (this “Restated Certificate”) has been duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation and there is no discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of this Restated Certificate.

4. The text of the Certificate of Incorporation as heretofore amended is hereby integrated and restated to read in its entirety as hereinafter set forth:

FIRST: The name of the Corporation is “CVS Health Corporation”.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The authorized capital stock of the Corporation consists of 3,200,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), (ii) 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (iii) 50,000,000 shares of Preference Stock, par value $1 per share (“Preference Stock”).

All the designations, preferences, privileges and voting powers of the shares of each class, and the restrictions or qualifications thereof, shall be as follows:

I. Provisions Generally Applicable To Capital Stock

I.A. Voting Rights of Common Stock

Each holder of Common Stock shall be entitled to one vote for each share thereof held of record by such holder.

I.B. Ranking of Capital Stock

The Preferred Stock shall be senior to the Preference Stock and the Common Stock, and the Preference Stock and the Common Stock shall be subject to all the rights and preferences of the Preferred Stock as hereafter set forth. The Preference Stock shall be senior to the Common Stock, and the Common Stock shall be subject to all the rights and preferences of the Preference Stock as hereafter set forth.

I.C. No Preemptive Rights

No stockholder of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, any rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

I.D. Fractional Interests

In case any person shall become entitled to a fractional interest in a share of Preferred Stock, of Preference Stock or of Common Stock, the Corporation may deliver a scrip certificate representing such fractional interest, which together with other similar scrip certificates aggregating a whole share, may be surrendered in exchange for a stock certificate representing one full share of Preferred Stock, Preference Stock or Common Stock, as the case may be; provided, however, that the rights of the holders of such scrip certificates shall be subject to any conditions and limitations prescribed by the Board of Directors, which may include a provision that after a specified date the scrip certificate shall become absolutely void.

II. Preferred Stock

II.A. Provisions Generally Applicable to Preferred Stock

II.A.(i) The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations, preferences, privileges, and voting powers, and the restrictions or qualifications thereof, as are stated and expressed herein or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter provided.

II.A.(ii) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Restated Certificate and Delaware Law, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series:

(1) The number of shares of Preferred Stock which shall comprise such series and the distinctive designation thereof;

(2) The dividend rate on the shares of such series (not exceeding $6 a share per annum) and the date or dates from which dividends shall accumulate;

(3) Whether or not the shares of such series shall be subject to purchase and to redemption and the amount of premium, if any (not exceeding $7 a share), which the holders of shares of such series shall be entitled to receive over and above $100 a share and any accrued dividends thereon upon the redemption thereof or upon the voluntary liquidation, dissolution or winding up of the Corporation;

(4) Whether or not the shares of such series shall be subject to the operation of a sinking fund to be applied to the purchase or redemption of the shares of such series for retirement and, if such sinking fund be established, the terms and provisions relative to the operation thereof;

(5) Whether or not the shares of such series shall be made convertible into or exchangeable for any other class or classes or for any other series of the same class of stock of the Corporation and, if made so convertible or exchangeable, the conversion price or prices or rates of exchange at which such conversion or exchange may be made and the method, if any, of adjusting the same;

(6) The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of Preferred Stock, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class; and

(7) The voting rights, if any, of the shares of such series other than those voting rights provided for in Section II.A.(viii) of this Article FOURTH.

II.A.(iii) All shares of any one series of Preferred Stock shall be identical with each other in all respects except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accumulate; and all series shall rank equally and be identical in all respects except as permitted in the foregoing provisions of Section II.A.(ii) of this Article FOURTH.

II.A.(iv) The holders of shares of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, dividends payable in cash in, but not exceeding, the amount fixed for such series. Such dividends shall be cumulative, so that if dividends on all outstanding Preferred Stock of each series in the amount fixed therefor shall not have been paid or declared and set apart for payment for all past dividend periods, and for the dividend period current at the time, the deficiency shall be fully paid, or dividends equal thereto declared and set apart for payment, but without interest thereon, before any dividends on any class of stock of the Corporation junior to the Preferred Stock shall be paid or declared and set apart for payment.

Dividends shall not be declared or paid on the Preferred Stock of any one series for any dividend period unless dividends have been or are contemporaneously paid or declared and set apart for payment on the Preferred Stock of all series for the dividend periods terminating on the same and all earlier dates.

Any dividend paid in an amount less than full cumulative dividends accrued or in arrears on all Preferred Stock then outstanding shall be divided between the outstanding Preferred Stock in proportion to the amounts which would be distributable per share to the Preferred Stock if full cumulative dividends were declared and paid thereon.

After full cumulative dividends as aforesaid upon the Preferred Stock of all series then outstanding shall have been paid for all past dividend periods, and full dividends on the Preferred Stock then outstanding for the current dividend period shall have been declared and paid or set apart for payment, and after complying with all the provisions with respect to any sinking fund or funds for any one or more series of Preferred Stock, then, and not otherwise, dividends may be declared and paid upon any class of stock of the Corporation junior to the Preferred Stock.

II.A.(v) In the event of any liquidation, dissolution or winding up of the Corporation the Preferred Stock shall be preferred as to assets as well as dividends and upon any such dissolution, liquidation or winding up, the holders of the Preferred Stock of each series shall be entitled to receive and be paid for each share thereof out of the assets of the Corporation (whether capital or surplus) $100, together with an amount equal to the accrued and unpaid dividends thereon computed to the date of payment, plus a premium of such additional amount per share as shall have been fixed for such series in the event the dissolution, liquidation or winding up is voluntary, before any distribution of the assets shall be made to the holders of any class of stock of the Corporation junior to the Preferred Stock. All assets remaining after such distribution to the Preferred Stock shall then be distributed exclusively among the holders of any class or classes of stock of the Corporation junior to the Preferred Stock. If, upon any such dissolution, liquidation or winding up, the assets of the Corporation distributable among the holders of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets or the proceeds thereof shall be distributed ratably among the holders of Preferred Stock then outstanding until there shall have been paid in full and in order, first, the sum of $100 in respect of each share; second, an amount ratably in proportion to the amounts to which they are respectively entitled by reason of accrued and unpaid dividends computed to the date of distribution; and third, the balance ratably in proportion to the amounts to which they are respectively entitled by way of premium.

II.A.(vi) The Corporation, at its option to be exercised by its Board of Directors, may redeem the whole or any part of any series of Preferred Stock which by its terms is subject to redemption, at the time or times provided in the terms of such series, at a redemption price per share for each series thereof, equal to: $100 plus a premium, if any, of such additional amount as shall have been fixed as payable in case of redemption in respect of each share of such series and an amount equal to any accrued and unpaid dividends thereon computed to the date of redemption. If at any time less than all of the Preferred Stock then outstanding and subject to redemption shall be called for redemption, the Board of Directors may select the series of such Preferred Stock to be redeemed and if less than all the Preferred Stock of any series is to be called for redemption, the shares to be redeemed may be selected by lot or by such other equitable method as the Board of Directors in its discretion may determine. Notice of every such redemption, stating the redemption date, the redemption price, and the place of payment thereof, shall be given by mailing a copy of such notice at least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption to the holders of record of the Preferred Stock to be redeemed at their respective addresses as the same appear on the books of the Corporation. A similar notice shall be published at least once in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, the City of New York.

At any time after notice of redemption has been given in the manner prescribed by the Board of Directors to the holders of stock so to be redeemed the Corporation may deposit with a bank or trust company having capital, surplus and undivided profits of at least $5,000,000 named in such notice, the redemption price, in trust, for payment on or before the date fixed for redemption, as aforesaid, to the respective orders of the holders of the shares so to be redeemed, on such endorsement to the Corporation or its nominee or otherwise, as may be required, and upon surrender of the certificates for such shares. Upon the deposit of the said redemption price as aforesaid, or, if no such deposit is made, upon the said redemption date (unless the Corporation shall default in making payment of the redemption price as set forth in such notice), such holders shall cease to be stockholders with respect to the said shares, and from and after the making of the said deposit, or, if no such deposit is made, after the redemption date (the Corporation not having defaulted in making payment of the redemption price as set forth in such notice), the said shares shall no longer be transferable on the books of the Corporation, and the said holders shall have no interest in or claim against the Corporation with respect to the said shares but shall be entitled only to such conversion rights (if any) on or before the date fixed for redemption as may be provided with respect to such shares or to receive payment of the redemption price without interest thereon, upon endorsement; provided, that any funds so deposited by the Corporation and unclaimed at the end of one year from the date fixed for such redemption shall be repaid to the Corporation upon its request, after which repayment the holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price thereof. Any funds so deposited, which shall not be required for such redemption because of the exercise of any right of conversion or otherwise subsequently to the date of such deposit, shall be returned to the Corporation forthwith. Any interest accrued on any funds so deposited shall belong to the Corporation and shall be paid to it from time to time.

In order to facilitate the redemption of any shares of Preferred Stock, the Board of Directors is authorized to cause the transfer books of the Corporation to be closed as to the shares to be redeemed.

The Corporation shall have the right, provided full cumulative dividends on the Preferred Stock shall have been paid for past dividend periods and the Corporation shall not then be in default as to any payment required for any sinking fund created with respect to any series of Preferred Stock, to purchase Preferred Stock of any series which is subject to purchase by the terms of such series, at prices not in excess of the then redemption price thereof, either for the purpose of redemption or retirement or to be held, used and disposed of as treasury shares.

II.A.(vii) If at any time the Corporation shall have failed to pay dividends in full on the Preferred Stock, thereafter and until dividends in full, including all accrued and unpaid dividends, on Preferred Stock outstanding shall have been paid, or declared and set aside for payment, the Corporation shall not redeem any Preferred Stock except as a whole and shall not purchase any Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the Preferred Stock upon the same terms as to any series, and shall not purchase or redeem any other shares of any class ranking on a parity with or junior to the Preferred Stock as to dividends or as to assets.

II.A.(viii) Special Voting Rights of Preferred Stock

(1) The Corporation shall not, without the affirmative vote at a meeting, or the written consent with or without a meeting, of the holders of at least two-thirds of the then outstanding Preferred Stock of all series:

(a) Change the express terms and provisions applicable to all series of the Preferred Stock in any material respect prejudicial to the holders thereof; or

(b) Create any class of stock which shall be preferred as to dividends or as to assets over the Preferred Stock.

(2) The Corporation shall not, without the affirmative vote at a meeting, or the written consent with or without a meeting, of the holders of at least two-thirds of the outstanding Preferred Stock of any particular series, change the express terms of the special provisions for such series as provided in this Restated Certificate or in the resolution or resolutions of the Board of Directors providing for the issue of such series in any material respect prejudicial to the holders of shares of such series.

(3) The Corporation shall not without the affirmative vote at a meeting, or the written consent with or without a meeting, of the holders of at least a majority of the then outstanding Preferred Stock of all series, increase the authorized number of shares of Preferred Stock or create any class of stock which shall rank on a parity with the Preferred Stock as to dividends or as to assets.

(4) If the Corporation shall have failed to pay dividends upon the Preferred Stock in an aggregate amount equal to four full quarterly dividends on any series of the Preferred Stock at the time outstanding, the holders of Preferred Stock shall have the right, voting separately as a class at the annual meeting of stockholders, to elect one-third (or the nearest number thereto) of the members of the Board of Directors of the Corporation until such time as all dividends accumulated on the Preferred Stock shall have been paid in full; and upon such payment in full of all dividends accumulated on the Preferred Stock, such special voting rights of holders thereof shall cease, subject to re-vesting in the event of each and every subsequent default of the character above mentioned.

III. Preference Stock

III.A. Provisions Generally Applicable to Preference Stock

III.A.(i) The Preference Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the Delaware Law (or other laws hereafter in effect relating to the same or substantially similar subject matter), to establish the number of shares to be included in each such series and to fix the designations, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preference Stock shall not exceed 50,000,000);

(2) the dividend rate, or basis for determining such rate, if any, on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(3) whether the shares of each series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(4) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(5) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or any other series of the same class of stock and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(7) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(8) the restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of Preference Stock, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class; and

(9) any other designations, relative rights, preferences and limitations of such series.

FIFTH: (i) In addition to any affirmative vote required by law or otherwise, the affirmative vote of the holders of at least a majority of the outstanding shares of Voting Stock, voting together as a single class, held by stockholders other than a Related Person shall be required for the approval, authorization or effectuation directly or indirectly, of any Business Combination with such Related Person (such affirmative vote being required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law, this Restated Certificate, any resolution or resolutions adopted by the Board of Directors pursuant to this Restated Certificate, any agreement with any national securities exchange or otherwise); provided, however, that such voting requirement shall not be applicable if:

(1) The Continuing Directors, by at least a majority vote of such Continuing Directors, have expressly approved such Business Combination either in advance of or subsequent to such Related Person’s having become a Related Person; or

(2) All of the following conditions shall have been satisfied:

(a) The Fair Market Value as of the date of consummation of the Business Combination of the consideration to be received per share by holders of shares of each class or series of Capital Stock (regardless of whether or not such Related Person is the Beneficial Owner of shares of any such class or series of Capital Stock) in the Business Combination is not less than the Highest Per Share Price;

(b) The form of consideration to be received by holders of shares of each class or series of Capital Stock in the Business Combination shall be United States currency or the form of consideration used by such Related Person in acquiring the largest aggregate number of shares of the Capital Stock which such Related Person has previously acquired;

(c) After such Related Person shall have first become a Related Person and prior to the consummation of such Business Combination:

(x) Except as approved by at least a majority of the Continuing Directors, there shall not have been any failure to declare and pay at the regular dates therefor the full amount of all dividends (whether or not cumulative) payable on the Preferred Stock, the Preference Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation;

(y) There shall not have been (A) any reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) except as approved by at least a majority of the Continuing Directors or (B) any failure to increase such annual rate of dividends, to the extent necessary to prevent any such reduction, in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate shall have been approved by at least a majority of the Continuing Directors; and

(z) Such Related Person shall not have become the Beneficial Owner of additional shares of Voting Stock, except as part of the transaction that results in such Related Person becoming a Related Person and except in a transaction that, giving effect thereto, would not result in any increase in the percentage of Voting Stock of which such Related Person is the Beneficial Owner; and

(d) A proxy statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, or any acts, rules or regulations that at least a majority of the Continuing Directors determine are successors thereof, shall (whether or not such a proxy statement is required to be mailed pursuant to such acts, rules or regulations) have been mailed to all holders of Voting Stock at least thirty (30) days prior to the date of the meeting called to consider such Business Combination and such statement shall have contained, at the front thereof, in a prominent place such recommendations and other information concerning the Business Combination as at least a majority of the Continuing Directors may determine so to include.

(ii) For purposes of this Article FIFTH:

(1) The terms “Affiliate” and “Associate” shall have the same meaning as in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Restated Certificate (the term “registrant” in said Rule 12b-2 meaning in this case the Corporation), and shall include any Person that, giving effect to a Business Combination, would become such an Affiliate or Associate.

(2) The term “Beneficial Owner” shall mean any Person which beneficially owns any Capital Stock within the meaning ascribed in Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Restated Certificate, or who has the right to acquire any such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time or subject to any condition) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of any conversion, exchange or other right, warrant or option, or otherwise. A Person shall be deemed the Beneficial Owner of all Capital Stock of which any Affiliate or Associate of such Person is the Beneficial Owner.

(3) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any Substantial Amount of the assets of the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries to a Related Person, (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person, (d) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any Substantial Amount of the assets of a Related Person to the Corporation, one or more Subsidiaries, or the Corporation and one or more Subsidiaries, (e) the issuance of any securities of the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries to a Related Person or to a Person that giving effect thereto, would be a Related Person other than the issuance on a pro rata basis to all holders of stock of the same class pursuant to a stock split or stock dividend, (f) any reclassification of securities, recapitalization of the Corporation, or any merger or consolidation of the Corporation with or into one or more Subsidiaries or any other transaction that would have the effect, directly or indirectly, of increasing the voting power or other equity interest of a Related Person in the Corporation, (g) any loan, advance, guaranty, pledge or other financial assistance by the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries to or for the benefit, directly or indirectly (except proportionately as a stockholder), of a Related Person, (h) any agreement, contract or other arrangement providing for any Business Combination and (i) any series of transactions that a majority of Continuing Directors determines are related and that, taken together, would constitute a Business Combination.

(4) For the purposes of Section (i)(2) of this Article FIFTH, the term “consideration to be received” shall include, without limitation, Capital Stock of the Corporation retained by its existing stockholders other than Related Persons in the event of a Business Combination that is a merger and in which the Corporation is the surviving corporation.

(5) The term “Continuing Director” shall mean a Director of the Corporation who is not the Related Person, or an Affiliate or Associate of the Related Person (or a representative or nominee of the Related Person or such Affiliate or Associate), that is involved in the relevant Business Combination and (a) who was a member of the Board of Directors of the Corporation immediately prior to the time that such Related Person became a Related Person or (b) whose initial election as a Director of the Corporation was recommended by the affirmative vote of a least a majority of the Continuing Directors then in office, provided that, in either such case, such Continuing Director has continued in office after becoming a Continuing Director.

(6) The term “Fair Market Value” shall mean (a) in the case of United States currency, the amount thereof, (b) in the case of stock, (x) the closing sale price per share thereof on the last trading day preceding the date as of which the determination thereof is to be made, or the highest closing sale price per share thereof during the specified period, on the Composite Tape for New York Stock Exchange-Listed Stocks or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the United States securities exchange registered as a national securities exchange under the Exchange Act on which such stock is listed or principally traded, (y) if such stock is not so listed, the closing bid quotation per share thereof on the last trading day preceding the date as of which the determination thereof is to be made, or the highest closing bid quotation per share thereof during the specified period, on the National Association of Securities Dealers Inc. Automated Quotation System, or any system then in use or (z) if no such quotations are then available, the fair market value thereof, as of the date of which the determination thereof is to be made, as determined by at least a majority of the Continuing Directors and (c) in the case of securities, property or assets other than such currency or stock, the fair market value thereof, as of the date of which the determination thereof is to be made, as determined by at least a majority of the Continuing Directors.

(7) The term “Highest Per Share Price” shall mean with respect to any class or series of Capital Stock the highest of (a) the highest price per share that can be determined to have been paid at any time by the Related Person involved in the relevant Business Combination for any share or shares of such class or series of Capital Stock, or if such Related Person has not acquired any Capital Stock of such class or series, the highest equivalent, as determined by at least a majority of the Continuing Directors for a share of such class or series of such highest price for any other class or series of Capital Stock, (b) the highest preferential amount, if any, per share payable with respect to shares of such class or series of Capital Stock in the event of a voluntary or involuntary liquidation of the Corporation, or the highest redemption price, if any, to which the holders of shares of such class or series of Capital Stock would be entitled, whichever is higher, and (c) the Fair Market Value per share of such Capital Stock during the period of twenty (20) trading days immediately preceding the time the relevant Business Combination is first publicly announced, or during the period of twenty (20) trading days immediately preceding the time at which the Related Person became a Related Person, whichever is higher. In determining the Highest Per Share Price, (x) all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person and (y) the Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees or other value paid in connection with such purchases.

A Related Person shall be deemed to have acquired a share of Capital Stock at the time when such Related Person became the Beneficial Owner thereof. The price deemed to have been paid by a Related Person for Capital Stock of which an Affiliate or Associate is the Beneficial Owner shall be the price that is the highest of (a) the price paid upon the acquisition thereof by the relevant Affiliate or Associate (if any, and whether or not such Affiliate or Associate was an Affiliate or Associate at the time of such acquisition), and (b) the Fair Market Value per share of such Capital Stock during the period of twenty (20) trading days immediately preceding the time when the Related Person became the Beneficial Owner thereof.

In any determination of the price or prices paid or deemed to have been paid by any Person, and in any determination of the Highest Per Share Price or Fair Market Value, appropriate adjustment shall be made to reflect the relevant effect of any stock dividends, splits and distributions and any combination or reclassification of Capital Stock.

(8) The Term “Related Person” shall mean (a) any Person (other than the Corporation or any wholly owned Subsidiary) that, alone or together with any Affiliates and Associates, is or becomes the Beneficial Owner of an aggregate of 10% or more of the outstanding Voting Stock, and (b) any Affiliate or Associate of any such Person, provided, however, that the term “Related Person” shall not include (x) a Person whose acquisition of such aggregate percentage of Voting Stock was approved in advance by at least a majority of the Continuing Directors or (y) any pension, profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, all of the capital stock of or equity interest in which Subsidiary is owned by the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries, or any trustee or fiduciary when acting in such capacity with respect to any such plan. The term “Person” shall mean any individual, corporation, partnership or other entity, including, any group comprised of any person and any other Person, or any Affiliate or Associate thereof, with whom such Person, or any Affiliate or Associate thereof, has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock and each Person, and any Affiliate or Associate thereof, that is a member of such group.

(9) The term “Subsidiary” shall mean any Person a majority of the capital stock of or other equity interest in which is owned by the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries.

(10) The term “Substantial Amount” shall mean an amount of stock, securities or other property having a Fair Market Value equal to ten percent (10%) or more of the Fair Market Value of the total consolidated assets of the Corporation and its Subsidiaries taken as a whole, as of the end of the Corporation’s most recent fiscal year ended prior to the time as of which the determination is being made.

(11) The term “Voting Stock” shall mean all outstanding Common Stock and all other outstanding Capital Stock of the Corporation, if any, entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by the holders of such Common Stock and other Capital Stock, if any, and the term “Capital Stock” shall mean all outstanding capital stock of the Corporation issued pursuant to this Restated Certificate or any resolution or resolutions of the Board of Directors of the Corporation adopted pursuant to this Restated Certificate.

(12) The Continuing Directors by at least a majority vote, shall have the power to make any and all determinations provided for in this Article FIFTH and to interpret the provisions and definitions in this Article FIFTH, which determinations and interpretations shall, to the fullest extent permitted by law, be conclusive.

(iii) In addition to the requirements of law and any other provisions of this Restated Certificate or any resolution or resolutions of the Board of Directors adopted pursuant to this Restated Certificate (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate, any such resolution or resolutions or otherwise), the affirmative vote of the holders of at least a majority of the outstanding shares of Voting Stock held by stockholders other than any Related Person shall be required to amend, alter or repeal, or adopt any provision inconsistent with the provisions of this Article FIFTH.

SIXTH: The number of directors of the Corporation shall not be less than three nor more than eighteen, as determined by action of the Board of Directors.

SEVENTH: (i) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(ii)(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article SEVENTH shall be a contract right.

(2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(iii) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

(iv) The rights and authority conferred in this Article SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(v) Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Restated Certificate or the by-laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

EIGHTH: (a) Action by Written Consent. Except as provided in the certificate of designation for any series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting by the written consent of the stockholders of the Corporation, but only if such action is taken in accordance with the provisions of this Article Eighth and the Corporation’s by-laws.

(b) Request for Record Date. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article. Any person other than the Corporation seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the secretary of the Corporation and delivered to the Corporation and signed by holders of record of at least twenty-five percent (25%) of the voting power of the outstanding capital stock of the Corporation entitled to express consent on the relevant action, request that a record date be fixed for such purpose. The written notice must contain the information required by Section 1.07 of the by-laws. Following receipt of the notice, the Board of Directors shall promptly, but in all events within ten (10) business days after the date the notice is received, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If no record date has been fixed by the Board of Directors within ten (10) business days following the Corporation’s receipt of the notice to fix a record date for such purpose, the record date shall be the day on which the first signed written consent is delivered to the Corporation in the manner described in paragraph (f) of this Article; except that, if prior action by the Board of Directors is required under the provisions of Delaware law and the Board determines to take such prior action, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action, and except that no record date shall be set for any action that is not a proper subject for action by written consent pursuant to paragraph (c) or for which consents are not to be solicited as provided in paragraph (d).

(c) Actions Which May Be Taken by Written Consent. The Board of Directors shall not be obligated to set a record date for an action by written consent if (i) the record date request does not comply with this Article Eighth and the Corporation’s by-laws, (ii) such action is not a proper subject for stockholder action under applicable law, (iii) the request for a record date for such action is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an item of business substantially the same as or substantially similar to such action (“Similar Item”) was held not more than one hundred twenty (120) days before such request for a record date was received by the secretary of the Corporation, (v) a Similar Item is to be included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that is to be called within forty (40) days after the request for a record date is received and held as soon as practicable thereafter, or (vi) such record date request or any solicitation of consents to such action was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. For purposes of this paragraph, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether a record date is required to be set under the provisions of this Article Eighth.

(d) Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited pursuant to a consent solicitation conducted pursuant to Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act.

(e) Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no

Consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated Consent delivered in the manner required by paragraph (f) of this Article and not later than one hundred twenty (120) days after the record date, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(f) Delivery of Consents. No Consents may be delivered to the Corporation or its registered office in the State of Delaware until fifty (50) days after the record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested.

NINTH: Special meetings of the stockholders may be called (i) by the Board of Directors, the Chair of the Board of Directors or the Chief Executive Officer of the Corporation or (ii) upon written request from holders of record of at least fifteen percent (15%) of the voting power of the outstanding capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, filed with the Secretary of the Corporation and otherwise in accordance with the By-laws, and may not be called by any other person or persons. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock or Preference Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, to the extent provided in Article FOURTH (or pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH hereof), special meetings of holders of such Preferred Stock or Preference Stock.

TENTH: The Corporation’s by-laws or any of them, may be altered, amended or repealed, or new by-laws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

ELEVENTH: The Corporation reserves the right to amend this Restated Certificate in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above Article SEVENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer and attested by its Senior Vice President, Secretary and Assistant General Counsel on this 4th day of June, 2018.

CVS HEALTH CORPORATION

By:	/s/ Larry J. Merlo
Name:	Larry J. Merlo
Title:	President and Chief Executive Officer

Attest:	/s/ Colleen M. McIntosh
Name:	Colleen M. McIntosh
Title:	Senior Vice President, Secretary and Assistant General Counsel

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